Exhibit 10.2
[Officer Form as of 3/5/10]
THERMO FISHER SCIENTIFIC INC.
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Granted Under the 2008 Stock Incentive Plan
1. Award of Restricted Stock Units.
     This agreement (the “Agreement”) sets forth the terms and conditions of an award by Thermo Fisher Scientific Inc., a Delaware corporation, on                     , 2010 (the “Award Date”) to                                         (the “Participant”) of up to                      restricted stock units of the Company (individually, an “RSU” and collectively, the “RSUs”). Each RSU represents the right to receive one share of common stock, $1.00 par value, of the Company (“Common Stock”) pursuant to the terms, conditions and restrictions set forth in this Agreement and in the Company’s 2008 Stock Incentive Plan (the “Plan”). The shares of Common Stock that are issuable in connection with the RSUs are referred to in this agreement as Shares, and the number of RSUs shown above is referred to as the “Maximum Award.” Capitalized terms used in this Agreement and not otherwise defined shall have the same meaning as in the Plan.
2. Performance Vesting.
     Except as otherwise provided in paragraphs (b) through (e) of Section 3, the RSUs shall vest on the First Certification Date and the Second Certification Date as provided in Schedule A attached hereto and incorporated herein; provided, that on such date the Participant is, and has been at all times since the Award Date through the applicable Certification Date, an employee, officer or director of, or consultant or advisor to, the Company (an “Eligible Participant”). Shares issuable pursuant to the RSUs that vest based on performance in accordance with this Section 2 and Schedule A shall be delivered at the time set forth in Section 4(a).
3. Additional Vesting Provisions.
          (a) Termination of Relationship with the Company. In the event that the Participant ceases to be an Eligible Participant for any reason not described in paragraphs (b) through (e) below, RSUs that have not previously vested shall be immediately forfeited to the Company.
          (b) Death or Disability. In the event that the Participant’s employment with the Company is terminated by reason of death or Disability after the First Certification Date but prior to the Second Certification Date, then the target level of RSUs covered by the Second Measurement Period as provided in Table II of Schedule A (less the RSUs previously vested in connection with the First Measurement Period, if any) but not less than zero, shall vest upon the date of such termination due to death or Disability. Shares issuable pursuant to the RSUs that vest on account of death or Disability shall be delivered at the time set forth in Section 4(b).

          (c) Change in Control Event. In the event that the Company experiences a Change in Control Event during the Second Measurement Period, then the performance conditions set forth in Schedule A shall be applied by closing the Second Measurement Period on the date of the Change in Control Event (regardless of whether the Change in Control Event falls within the First or Second Measurement Period). If the applicable performance conditions with respect to the Second Measurement Period (assuming the last day of the Second Measurement Period is the closing date of the Change in Control Event) are achieved, then the number of RSUs determined based on the performance and RSU levels in Table II of Schedule A (less the RSUs previously vested in connection with the First Measurement Period, if any) but not less than zero shall vest, assuming the Participant remains an Eligible Participant, upon the earliest of (i) December 31, 2012, (ii) the first anniversary of the Change in Control Event, or (iii) the Participant’s Qualifying Termination within 12 months after the Change in Control Event. Shares issuable pursuant to RSUs that vest following a Change in Control Event shall be delivered at the time set forth in Section 4(c).
          (d) Retirement. If the Participant Retires from the Company after the First Certification Date, then nevertheless the Participant shall continue to be deemed to be employed by the Company (and therefore, an “Eligible Participant”) solely for purposes of calculating the number of RSUs that vest after the First Certification Date in accordance with Section 2 or Section 3(c), as applicable, and for purposes of calculating the number of Shares issuable to the Participant pursuant to such RSUs. For the avoidance of doubt, the applicable performance conditions with respect to the Second Measurement Period as determined under Table II of Schedule A or Section 3(c), as applicable, must be achieved for a Retired Participant to become entitled to receive payment with respect to such RSUs. Shares issuable pursuant to RSUs in connection with Retirement shall be delivered at the time set forth in Section 4(d).
          (e) Discharge for Cause. In the event that the Participant is discharged by the Company for Cause, all unvested RSUs and all vested RSUs that have not been delivered in accordance with Section 4 below shall terminate immediately upon the effective date of such discharge. The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.
4. Delivery of Shares.
     (a) The Company shall deliver the Shares that become issuable pursuant to an RSU that vests pursuant to Section 2 within the sixty-day period commencing upon the earliest of (i) the first anniversary of the completion of the applicable Measurement Period, (ii) a Change in Control Event occurring on or after January 1, 2013, or (iii) the Participant’s death or Disability.
     (b) The Company shall deliver the Shares that become issuable pursuant to an RSU that is vested pursuant to Section 3(b) on account of death or Disability as soon as administratively practicable, but in no event later than 60 days after such death or Disability.
     (c) The Company shall deliver the Shares that become issuable pursuant to an RSU that is vested pursuant to Section 3(c) following a Change in Control Event, within the sixty-day period commencing upon the earliest of (i) December 31, 2012, (ii) the first anniversary of the

Change in Control Event, or (iii) the six-month anniversary of the Participant’s Qualifying Termination.
     (d) The Company shall deliver the Shares that become issuable pursuant to an RSU that is vested pursuant to Section 3(d) in connection with Retirement within the sixty-day period commencing upon the earlier of (i) December 31, 2012 or (ii) the first anniversary of a Change in Control Event.
     (e) The Company shall not be obligated to deliver Shares to the Participant unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
5. Meaning and Use of Certain Terms.
     For purposes of this Agreement,
          (a) “Change in Control Event” has the meaning ascribed to it in the Plan, except that for purposes of Section 4, the liquidation of the Company shall not be treated as a Change in Control Event. Payments in connection with the liquidation of the Company shall be made only as permitted under section 409A of the Code (“Section 409A”).
          (b) “Disability” or “Disabled”. A Participant shall be deemed to be disabled at such time as the Participant is receiving disability benefits under the Company’s Long Term Disability Coverage, as then in effect; provided however that the Participant shall not be treated as Disabled unless the disability is described under Section 409A.
          (c) “Qualifying Termination”. A Participant has a Qualifying Termination if the Participant employment or service is terminated by the Company without Cause or by the Participant for Good Reason and such termination results in a separation from service under Section 409A.
          (d) “Retire” or “Retirement”. A Participant shall be deemed to have retired from the Company upon his or her resignation from employment with the Company and all Subsidiaries either (i) after the age of 55 and the completion of 10 continuous years service to the Company comprising at least 20 hours per week or (ii) after the age of 60 and the completion of 5 continuous years service to the Company comprising at least 20 hours per week.
          (e) The terms “First Certification Date”, “Second Certification Date”, “First Measurement Period” and “Second Measurement Period” are defined in Schedule A.
6. Restrictions on Transfer.
     The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, except by will or the laws of descent and distribution.

7. Provisions of the Plan.
     This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.
8. Dividends; Other Corporate Transactions.
          (a) If at any time during the period between the Award Date and the date that Shares are delivered after the RSU vests, the Company pays a dividend or other distribution with respect to its Common Stock, including without limitation a distribution of shares of the Company’s stock by reason of a stock dividend, stock split or otherwise, then on the date the Shares issuable upon vesting of the RSU are delivered, the Company shall pay the Participant, at the time of delivery of Shares pursuant to Section 4, the dividend or other distribution that would have been paid on such Shares if the Participant had owned such Shares during the period beginning on the Award Date and ending on the respective delivery date. No dividend or other distribution shall be paid with respect to RSUs that are forfeited.
          (b) In the event of a Reorganization Event, then the rights of the Company under this Agreement and all other terms of this Agreement (including without limitation vesting provisions) shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares. Such cash, securities or other property shall be delivered or paid at the time provided in Section 4.
          (c) Except as set forth in Section 8(a) or (b) above and in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the RSUs granted hereunder until the Shares have been delivered to the Participant.
9. Withholding Taxes; No Section 83(b) Election.
          (a) The Participant expressly acknowledges that the delivery of Shares to the Participant will give rise to “wages” subject to withholding. Unless the Participant provides notice to the Company prior to the delivery of the Shares that the Participant will make payment to the Company on the date of delivery to satisfy all required withholding taxes, the Participant hereby authorizes the Company to hold back from the shares to be delivered pursuant to Section 4 of this Agreement of that number of shares calculated to satisfy all such federal, state, local or other applicable taxes required to be withheld in connection with such delivery of Shares; provided, however, that the total tax withholding where Shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such wages).
          (b) The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to this Award.

10. No Right To Employment or Other Status. The grant of an award of RSUs shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Agreement, except as expressly provided herein.
11. Conflicts With Other Agreements. In the event of any conflict or inconsistency between the terms of this Agreement and any employment, severance or other agreement between the Company and the Participant, the terms of this Agreement shall govern.
12. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws.
13. Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.
14. Compliance with Section 409A of the Code. This Agreement is intended to provide for deferred compensation that is compliant with Section 409A and shall be interpreted consistently with such intent. Accordingly, a Participant shall have no right to designate the taxable year of payment. Notwithstanding any other provision of this Agreement, if and to the extent any portion of any payment under this Agreement to the Participant is payable upon his or her separation from service and the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service”, except as Section 409A may then permit.
     The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.
15. Restrictive Covenants. If the Participant engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan of the Company, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, this RSU shall be cancelled and, to the extent some or all of this RSU vested within a period of 12 months prior to such breach, the Participant shall be required to forfeit to the Company, upon demand, any Shares acquired by the Participant upon such vesting or cash acquired upon sale.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THERMO FISHER SCIENTIFIC INC.

By:

Title:
Address:

[Name of Participant]

Address: